Exhibit 99.2

August 5, 2014

Dear Fellow Shareholders:

The momentum in our business continues as evidenced by our healthy Q2 results and Q3 forecast. Online revenue grew 16% in the quarter over the same quarter in 2013. Our international business had another solid quarter with revenues increasing over 20% from the prior year quarter. IT Deal Alert revenue grew 20% sequentially from $3.4 million in Q1 to $4.1 million in Q2. IT Deal Alert continues to make traction in all important areas; revenue growth, new customers, renewals and upsells.

Adjusted EBITDA was up 92% to $5.3 million. Adjusted EBITDA margin was 20% and Gross Margin was 73%. The Company generated $9.6 million of cash in the quarter.

We were pleased to have the opportunity in May to “re-introduce” the TechTarget story to institutional investors. We completed a secondary offering of 5.75 million shares that were sold by our early venture capital investors. The goal of the offering was to improve liquidity, broaden our shareholder base and rebuild independent, sell side analyst coverage. We accomplished all three objectives.

Share buyback

We announced today that our Board has authorized a $20 million stock repurchase plan. At current levels, we believe the Company’s stock is attractively valued and believe the repurchase of the Company’s shares represents an excellent long-term investment and that this action demonstrates our commitment to enhancing shareholder value.

Q2 2014 Results

Our revenue for Q2 2014 grew 13%, to $26.1 million, when compared with the same period in 2013. Online revenue for Q2 2014 grew 16% to $23.7 million compared to Q2 2013.

Adjusted EBITDA (earnings before interest, other income and expense, income taxes, depreciation and amortization, as further adjusted to eliminate secondary offering costs and stock-based compensation) for Q2 2014 increased 92% to $5.3 million compared to $2.7 million for Q2 2013.

Total gross profit margin for Q2 2014 was 73%, compared to 69% for Q2 2013. Online gross profit margin increased to 74% for Q2 2014, compared to 70% for Q2 2013. Events gross profit margin increased to 61% for Q2 2014, as compared to 60% for Q2 2013.

IT Deal Alert Update

IT Deal Alert continues to make traction in all important areas; revenue growth, new customers, renewals and upsells. IT Deal Alert revenues were approximately $4.1 million in the quarter, up from approximately $500,000 in Q2 2013 and approximately $3.4 million in Q1 2014. We had over 150 active customers in the quarter. Our renewal rate among our top 100 customers increased to over 75% and our revenue renewal rate for our top 100 customers continues to be over 200%.

International Update

EMEA and APAC revenues both grew more than 20% in the quarter. International revenue made up approximately 32% of the Company’s online revenues in the quarter.

We continue to have good success with IT Deal Alert internationally. In the second half of this year, we are expanding our European IT Deal Alert offering to include Continental Europe. For the first time, IT Deal Alert will be available in APAC. We expect both of these new offerings to contribute to growth in the second half of 2014 and in 2015.

Traffic Update

Organic traffic from Search is up 31% in the first two quarters of 2014. Organic traffic from Search was up 20% in Q2 with unpaid traffic representing 93% of traffic in the quarter. Our experience with Google Panda 4.0 is consistent with what we’ve seen on previous algorithm changes over the 15 years that we’ve been in business. Our experience over the long run is that high quality content is rewarded by search engines. The foundation of our business is producing fiercely independent, high-quality, in-depth content. This quarter, we are very proud that we won 22 Online Editorial Awards from the American Society of Business Publication Editors.

It is important to note that run-of-site advertising only represents about 10% of our revenues. Historically, our sell-through rate on this inventory is between 65% and 70%, so fluctuations in organic traffic have a minimal impact on TechTarget’ s revenue, positively or negatively.

Balance Sheet

We generated $9.6 million in cash in the quarter, bringing our cash and investments to $42 million as of June 30, 2014.

Q3 2014 Guidance

We expect overall revenues in Q3 2014 to be between $24.3 million $25.5 million. We expect online revenues to be between $22 million and $23 million, which would represent 20% online revenue growth at the midpoint of the range. We expect adjusted EBITDA to be between $3.2 and $4.2 million.

Timing Note: Events revenue guidance reflects the movement of an annual event that was held in September of 2013 that will be held this year in October. The event generated approximately $0.9 million of revenue in Q3 2013 and we forecast that it will generate a similar amount of revenue in Q4 2014.

Summary

We are pleased with the results from the first half of the year. The momentum in our business makes us optimistic about the rest of 2014 and 2015. We look forward to sharing more good news in future quarters.

Sincerely,

Greg Strakosch

CEO

Forward Looking Statements

Certain matters included in this press release may be considered to be “forward-looking statements” within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934, as amended by the Private Securities Litigation Reform Act of 1995. Those statements include statements regarding the intent, belief or current expectations of the Company and members of our management team. All statements contained in this press release, other than statements of historical fact, are forward-looking statements, including those regarding: guidance on our future financial results and other projections or measures of our future performance; our expectations concerning market opportunities and our ability to capitalize on them; and the amount and timing of the benefits expected from acquisitions, from new products or services and from other potential sources of additional revenue. Investors and prospective investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those contemplated by such forward-looking statements. These statements speak only as of the date of this press release and are based on our current plans and expectations, and they involve risks and uncertainties that could cause actual future events or results to be different than those described in or implied by such forward-looking statements. These risks and uncertainties include, but are not limited to, those relating to: market acceptance of our products and services, including particularly continued increased sales of our IT Deal Alert offering and continued increased international growth; relationships with customers, strategic partners and our employees; difficulties in integrating acquired businesses; and changes in economic or regulatory conditions or other trends affecting the Internet, Internet advertising and information technology industries. These and other important risk factors are discussed or referenced in our Annual Report on Form 10-K filed with the Securities and Exchange Commission, under the heading “Risk Factors” and elsewhere, and any subsequent periodic or current reports filed by us with the SEC. Except as required by applicable law or regulation, we do not undertake any obligation to update our forward-looking statements to reflect future events or circumstances.